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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): January 25, 2005

                              AMIS HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)




              DELAWARE                     000-50397                 51-0309588

  (State or other jurisdiction of   (Commission File Number)       (IRS Employer
           incorporation)                                    Identification No.)




     2300 BUCKSKIN ROAD, POCATELLO, IDAHO                           83201
   (Address of Principal Executive Offices)                      (Zip Code)

                                 (208) 233-4690
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 25, 2005 the Compensation Committee of the Board of Directors of AMIS Holdings, Inc. increased to 13,000 shares, from 7,500 shares, the annual grant of options to purchase shares of the Company's common stock to be awarded to the non-employee members of its Board of Directors. This increase was made as a result of a survey of non-employee director compensation and is intended to align the compensation of the Company's directors with that of its peer companies. In addition to the annual option grant, the Company's non-employee directors also receive the following compensation: cash payments in the annual amount of $32,000; an additional annual cash payment of $8,000 for each committee chair position held; and an initial grant of options to purchase 30,000 shares of the Company's common stock upon joining the Board of Directors. All stock options are granted under the Amended and Restated 2000 Equity Incentive Plan of AMIS Holdings, Inc. The annual stock option grants for directors are generally made in the first quarter of each year. The exercise price of all such stock options is set at 100% of the fair market value of said shares as indicated by the price of the stock at the close of the NASDAQ stock market as of the effective date of the stock option grant. All stock options vest and become exercisable at a rate of 25% of the shares at the end of one year after the grant date and 1/48th of the shares per month thereafter, provided that the Director remains a director of the Company at such time.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AMIS HOLDINGS, INC.

Date: January 31, 2005                  By:    /s/ David Henry
----------------------                  ----------------------
                                        Name:  David Henry
                                        Title: Senior Vice President and Chief
                                               Financial Officer